UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 27, 2024

LINCOLN EDUCATIONAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Sylvan Way, Suite A, Parsippany, NJ 07054

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934  (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock No Par Value	LINC	NASDAQ

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Expansion in Board Size

On June 27, 2024, the Board of Directors (the “Board”) of Lincoln Educational Services Corporation (the “Company”), in order to accommodate the appointment of Anna Escobedo Cabral and Marta Ronquillo Newhart to the Board, as discussed below, increased the size of the Board from eight directors to ten directors, effective immediately on that date.

Appointment of Directors

On June 27, 2024, at a meeting of the Board, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Anna Escobedo Cabral and Marta Ronquillo Newhart as independent directors, effective immediately. Ms. Escobedo Cabral and Ms. Ronquillo Newhart will serve until the Company’s 2025 Annual Meeting of Shareholders, when each will be subject to re-election to the Board by a vote of the Company’s shareholders, or until their earlier resignation or removal.

At the meeting, the Board appointed Ms. Escobedo Cabral to the Audit Committee and appointed Ms. Ronquillo Newhart to the Nominating and Corporate Governance Committee.

Anna Escobedo Cabral has served as a board member of Navient Corporation, a student loan servicer, since 2014 and serves as chair of the Audit Committee and a member of the Nominations and Governance Committee. She previously served as Treasurer of the United States of America from 2004 to 2009. In this role, she oversaw the Bureau of Engraving and Printing and the U.S. Mint. In addition, she led the Treasury's community development and public outreach efforts, including financial education initiatives designed to increase financial literacy and remove barriers to Americans' success. From 2009 to 2018, Ms. Escobedo Cabral served as senior advisor for external relations at the Inter-American Development Bank. She also has served as director of the Smithsonian Institution's Center for Latino Initiatives and CEO of the Hispanic Association of Corporate Responsibility. Ms. Escobedo Cabral is a second-generation Mexican-American, whose parents labored in the fields of Southern California. She has served as chair of the Financial Services Roundtable Retirement Security Council and is a member of MANA, a national Latina organization. Ms. Escobedo Cabral has a bachelor’s degree in political science from the University of California, Davis, a master’s degree in public administration from the John F. Kennedy School of Government at Harvard University, and a Juris Doctorate from George Mason University School of Law.

Marta Ronquillo Newhart has nearly three decades of experience in corporate leadership in marketing and communications. She currently serves as Independent Director, Enterprise Leader and Chief Marketing, Communications & Brand Officer at APCO Worldwide, a global advisory and advocacy firm. Prior to her appointment to APCO Worldwide, she served as Chief Communications and Brand Officer for Westinghouse. Ms. Ronquillo Newhart was recently recognized with Diversity Journal’s Latino Leadership Award, a Lifetime Achievement Award, and Hall of Fame Induction from Ragan Communications, and Corporate America’s Most Inclusive Leader Award from GlobalMinded. Ms. Ronquillo Newhart has a bachelor’s degree in international business and international communications from the University of Washington and an MBA in business management and marketing from Pepperdine University.

There are no arrangements or understandings between Ms.  Escobedo Cabral and any other persons pursuant to which Ms. Escobedo Cabral was selected as a director. There are no transactions, arrangements or relationships between the Company or its subsidiaries, on the one hand, and Ms. Escobedo Cabral, on the other hand, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Ms. Ronquillo Newhart and any other persons pursuant to which Ms. Ronquillo Newhart was selected as a director. There are no transactions, arrangements or relationships between the Company or its subsidiaries, on the one hand, and Ms. Ronquillo Newhart, on the other hand, which would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company on July 1, 2024 announcing the appointment of Anna Escobedo Cabral and Marta Ronquillo Newhart to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title

99.1	Press Release issued by Lincoln Educational Services Corporation dated July 1, 2024 as to appointment of Anna Escobedo Cabral and Marta Ronquillo Newhart and to Board of Directors.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN EDUCATIONAL SERVICES CORPORATION

Date: July 1, 2024

	By:	/s/ Alexandra M. Luster
Name:	Alexandra M. Luster
Title:	SVP & General Counsel